As filed with the Securities and Exchange Commission on August 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dick’s Sporting Goods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	16-1241537
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

345 Court Street, Coraopolis, Pennsylvania 15108

(Address of principal executive offices, including zip code)

Dick’s Sporting Goods, Inc. 2012 Stock and Incentive Plan (as Amended and Restated)

(Full title of the plan)

John E. Hayes III

SVP and General Counsel

Dick’s Sporting Goods, Inc.

345 Court Street

Coraopolis, Pennsylvania 15108

(724) 273-3400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jennifer R. Minter, Esq.

Buchanan Ingersoll & Rooney PC

Union Trust Building

501 Grant Street, Suite 200

Pittsburgh, Pennsylvania 15219-4413

(412) 562-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,000,000	$45.57	$136,710,000	$17,745

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable under the underlying plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s Common Stock. The Registrant has previously registered 12,889,210 shares of Common Stock under the Dick’s Sporting Goods, Inc. 2012 Stock and Incentive Plan (as Amended and Restated) on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on June  14, 2012 (File number 333-182120).

(2)

Pursuant to Rules 457(c) and (h) promulgated under the Securities Act and solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on August 20, 2020 as reported on the New York Stock Exchange.

EXPLANATORY NOTE

Dick’s Sporting Goods, Inc. (together with its subsidiaries, referred to as “the Registrant,” “the Company,” “we,” “us,” and “our” unless specified otherwise) is filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering an additional 3,000,000 shares of our common stock, par value $0.01 per share (“Common Stock”) for issuance under the Dick’s Sporting Goods, Inc. 2012 Stock and Incentive Plan (as Amended and Restated) (the “Plan”). The 3,000,000 shares of Common Stock being registered pursuant to this Registration Statement are in addition to the 12,889,210 shares of Common Stock currently registered on our registration statement on Form S-8 filed on June 14, 2012, file number 333-182120 (the “Prior Registration Statement”). This Registration Statement relates to the same class of securities to which the Prior Registration Statement relates and is submitted pursuant to General Instruction E to Form S-8. Pursuant to General Instruction E, this Registration Statement incorporates by reference the contents of the Prior Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In addition to the Prior Registration Statement, the following documents, which have been heretofore filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), other than any portions of the respective filings that were furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, shall be deemed incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such documents:

(a)	Our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 filed with the SEC on March 20, 2020;

(b)

All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since February 1, 2020 (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K); and

(c)

The description of the our Common Stock contained in the Registration Statement on Form 8-A12B (Registration No. 001-31463 filed on September 27, 2002), as amended by Amendment No.  1 on Form 8-A12B/A to the Registration Statement on Form 8-A12B (Registration No. 001-31463 filed on September 27, 2002), including Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended February 1, 2020 filed with the SEC on March 20, 2020 and any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement on Form S-8, and prior to the filing of a post-effective amendment that indicates that all the shares of Common Stock offered hereby have been sold or that deregisters all such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby has been passed upon for the Company by Buchanan Ingersoll & Rooney PC (“BIR”), Pittsburgh, Pennsylvania. Certain shareholders and other attorneys of BIR beneficially own an aggregate of 1,350 shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Dick’s Sporting Goods, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

The Company’s amended and restated certificate of incorporation provides for the indemnification and advancement of expenses to the fullest extent permitted by law of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving as an officer, director, employee or agent of any other enterprise at the request of the Company.

Further, as permitted by Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors, but not its officers, for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL and (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person acting in his or her capacity, whether or not the corporation would have the power to indemnify such person against such liability.

The Registrant provides liability insurance for directors and officers of Dick’s Sporting Goods and its subsidiaries. In addition, the Company has entered into agreements to indemnify its directors in addition to the indemnification provided for in the amended and restated certificate of incorporation. These agreements, among other things, indemnify the Company’s directors for certain losses, expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services by that person as a director or officer of the Company, or as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Company.

Item 8. Exhibits.

Exhibit No.	Description	Method of Filing

4.1	Amended and Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8, File No. 333-100656, filed on October 21, 2002

4.2	Amendment to the Amended and Restated Certificate of Incorporation, dated as of June 10, 2004	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q, File No. 001-31463, filed on September 9, 2004

4.3	Amended and Restated Bylaws (adopted June 6, 2012)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, File No. 001-31463, filed on June 11, 2012

4.4	Form of Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 3 to Statement on Form S-1, File No. 333-96587, filed on September 27, 2002

5.1	Opinion of Buchanan Ingersoll & Rooney PC regarding legality of the securities being registered	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Buchanan Ingersoll & Rooney PC	Included in its opinion filed as Exhibit 5.1 hereto

24.1	Power of Attorney	Filed herewith

99.1	Dick’s Sporting Goods, Inc. 2012 Stock and Incentive Plan (as Amended and Restated)	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, File No. 001-31463, filed on June 8, 2017

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 26th day of August, 2020.

DICK’S SPORTING GOODS, INC.

By:	/s/ Edward W. Stack
Edward W. Stack
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Edward W. Stack	Chairman, Chief Executive Officer and Director (principal executive officer)	August 26, 2020
Edward W. Stack

/s/ Lee J. Belitsky	Executive Vice President—Chief Financial Officer (principal financial officer)	August 26, 2020
Lee J. Belitsky

/s/ Navdeep Gupta	Senior Vice President—Finance and Chief Accounting Officer (principal accounting officer)	August 26, 2020
Navdeep Gupta

/s/ Mark J. Barrenechea*	Director	August 26, 2020
Mark J. Barrenechea

/s/ Vincent C. Byrd*	Director	August 26, 2020
Vincent C. Byrd

/s/ Emanuel Chirico*	Director	August 26, 2020
Emanuel Chirico

/s/ William J. Colombo*	Vice Chairman and Director	August 26, 2020
William J. Colombo

/s/ Anne Fink*	Director	August 26, 2020
Anne Fink

/s/ Larry D. Fitzgerald, Jr.*	Director	August 26, 2020
Larry D. Fitzgerald, Jr.

/s/ Lauren R. Hobart	Director	August 26, 2020
Lauren R. Hobart

/s/ Lawrence J. Schorr*	Director	August 26, 2020
Lawrence J. Schorr

/s/ Larry D. Stone*	Director	August 26, 2020
Larry D. Stone

/s/ Allen R. Weiss*	Director	August 26, 2020
Allen R. Weiss

*By:	/s/ John E. Hayes III
(John E. Hayes III, Attorney-in-Fact)